EXHIBIT 99.01

WindStor System sales agent engaged by McKenzie Bay

BRIGHTON, MI, Jan. 6, 2004- McKenzie Bay International Ltd.
(OTC:MKBY.PK - News) has signed a sales agency agreement with RDK POWER SYSTEMS, LLC ("RDK") of Novi, Michigan. RDK will introduce McKenzie Bay's WindStor(SM) system to their clients and other prospective customers. RDK is an engineering support firm providing product selection and marketing for power generation, uninterrupted emergency power, and lightning protection. RDK clients include the Architectural-Engineering design community, facility engineers, electrical contractors for automotive, hospital, and banking industries.

"We are very excited about the opportunity to present WindStor to our clients." said Mr. Ron Jones, President of RDK. "WindStor can generate, store and distribute electricity when needed to reduce present and future overall power costs. Being able to purchase electricity generated by WindStor without incurring capital expenditures is very compelling to our clients."

"RDK's clients represent significant and exciting diversity for urban WindStor market applications in the Great Lakes region." said Gary Westerholm, Chairman and President of McKenzie Bay. "Our WindStor system is ideal for meeting present and future power requirements of RDK clients, especially those requiring rooftop mounted wind turbines."

McKenzie Bay International Ltd. (www.mckenziebay.com), a Michigan based development stage company, is preparing to commercialize alternative energy solutions based on emerging Vanadium electricity storage devices and wind power generation systems.

About WindStor

WindStor is a 'turnkey' "Green Energy" electricity generation, storage and distribution system. Designed to work with existing sources of electricity (the "Grid", diesel, etc.), WindStor adds self-generated renewable energy from a DERMOND Wind Turbine DWT(SM) and electricity storage to the primary electricity source and selects the lowest cost electricity input for the system via a proprietary "System Integrator". WindStor's "urban" configuration was designed for commercial buildings, multistory residential dwellings, light industrial users and other businesses.

This information statement contains statements that are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as 'estimates,' 'anticipates,' 'plans,' 'believes,' 'projects,' 'expects,' 'intends,' 'predicts,' 'future,' 'may,' 'potential,' 'contemplates,' 'will,' 'should,' 'could,' 'would' or the negative of such terms or other comparable terminology. These statements relate to the Company's future operations and financial performance or other future events. These statements are only predictions and not guarantees of future success. Many of the forward-looking statements are based on assumptions about future events that may prove inaccurate. Actual events, results, performance or achievements may differ materially from the events, results, performance or achievements discussed in the forward-looking statements. These differences may result from a variety of factors, including the following: lack of operating history; unavailability of future equity infusions and other financing alternatives; failure or delays in further developing proprietary processes or effectively commercializing such processes; dependence on the success of the pilot production facility and, ultimately, Lac Dore; inability to develop new products entering the energy storage market; failure of the high-purity vanadium market to materialize; failure to obtain required governmental approvals regarding Lac Dore; and concentration of ownership of the Company's common stock by directors and officers. These and other factors that may emerge could cause decisions to differ materially from current expectations. McKenzie Bay undertakes no obligation to revise, update or clarify forward-looking statements to reflect events or conditions after the date of this information statement.